Exhibit 99.1

FOR IMMEDIATE RELEASE

PRIME MERIDIAN HOLDING COMPANY REPORTS

FOURTH QUARTER AND YEAR END 2017 RESULTS

TALLAHASSEE, FL., January 25, 2018 (GLOBE NEWSWIRE) – Prime Meridian Holding Company (OTCQX: PMHG) the parent bank holding company for Prime Meridian Bank today announced unaudited financial results for the quarter and year ended December 31, 2017. The Company reported net earnings of $694,000, or $0.21 per basic and diluted share, for the quarter ended December 31, 2017, compared to net earnings of $646,000, or $0.33 per basic and $0.32 per diluted share, for the quarter ended December 31, 2016. For the year ended December 31, 2017, the Company reported net earnings of $2.8 million, or $1.04 per basic and diluted share compared to net earnings of $2.2 million, or $1.12 per basic and $1.11 per diluted share, for the year ended December 31, 2016. As a result of the Tax Cuts and Job Act (the “Act”) that was enacted on December 22, 2017, the Company revalued its deferred tax asset position to reflect a reduction in its federal corporate income tax rate from 34% to 21%. This revaluation resulted in a one-time, non-cash charge of $155,000 recorded in income tax expense during the fourth quarter of 2017. Excluding the deferred tax adjustment, the Company would have reported $849,000, or $0.27 per basic and diluted share, for the fourth quarter and $2.97 million, or $1.10 per basic and diluted share, for the year ended December 31, 2017. A higher number of weighted average shares outstanding also contributed to lower earnings per share for both the year and quarter ended December 31, 2017. A second quarter 2017 capital raise increased the number of shares outstanding by over one million shares.

The Company also announced today that its Board of Directors has declared an annual cash dividend of $0.10 per share on the Company’s common stock. This dividend is payable on March 6, 2018, to shareholders of record on February 15, 2018.

As Prime Meridian Bank rounds the corner toward its ten-year anniversary, several factors made 2017 pivotal for the Bank and the Company.

First, as noted above, tax reform legislation was approved by Congress and signed into law late in the year. The immediate costs of the changes were short-term though significant. The lower corporate tax rate lowered the value of our tax deferred assets, resulting in the charges taken by the Bank. Nearly all banks that carry tax deferred assets are expected to be affected in this way though the amount will vary based on the level of loan loss reserves and other factors.

Second, competitors in the market sought to gain market share through a combination of hikes in their deposit rates and reduced pricing of loans. Prime Meridian Bank has maintained its commitment to asset quality and margins despite these moves in the market. “We will not compromise the way we structure loans,” says Sammie D. Dixon, Jr., President and CEO. “Maintaining our credit standards is just as important now as it has ever been.”

“We are building our Bank,” he continued. “We filter everything through the lens of what is right for us as we grow.” Dixon pointed out that, “Decisions about possible expansion, the people we hire, and how we operate must be a good fit for our culture as we move forward.”

The continued strength of the Bank’s team and its culture plays a significant role in such growth. Now at 71 full-time equivalent employees, the team maintains its ability to operate efficiently with a 65.01% Efficiency Ratio for the year and 63.71% for the quarter ended December 31, 2017. In September, Prime Meridian Bank was, again, recognized as one of the nation’s Best Banks to Work For (#22) by American Banker magazine.

In the community, the Bank team initiated a fund-raising and awareness campaign to assist the Boys & Girls Clubs of the Big Bend (serving over 2,000 local at-risk youth) by promoting a challenge to raise needed funds. The Bank agreed to match the first $25,000 raised by donors to the Club in December.

The matching campaign utilized several forms of media (outdoor, e-mail, social and the local newspaper) to get the message out. Just over $27,339 was raised in December. Add to that the Bank’s $25,000 commitment and over $52,339 went to help these local children.

In the fall, Prime Meridian Bank hosted a cybersecurity workshop for clients in the accounting profession to better inform them on best practices to protect their clients from emerging threats. The workshop leveraged our strong relationships with the local technology community as well as those in the financial sector, where the Bank is positioning itself as a leader in client protection services.

The Prime Meridian Bank mortgage department continues to build its sales and loan operations team. According to Metro Market Trends reporting service, Prime Meridian Bank ranked third in the Leon County market in mortgage dollar volume for 2017.

2017 Financial Highlights

•	Net income increased 26.9% to $2.8 million from 2016 to 2017, boosted by solid growth in both net interest income and noninterest income.

•	Year over year, the Company reported steady growth in its net loan portfolio. Net portfolio loans grew 12.3%, or $27.5 million, to $250.3 million, with approximately half of that growth coming from the commercial real estate loan sector.

•	Mortgage banking revenue continues to be a growing contributor to net earnings, accounting for 63.6% of non-interest income in 2017, compared to 57.4% in 2016.

•	For the year ended December 31, 2017, the Return on Average Assets was 0.85% and the Return on Average Equity was 7.17%. Excluding the deferred tax adjustment, the Return on Average Assets was 0.90% and the Return on Average Equity was 7.57%.

•	The Company completed a capital offering in the second quarter of 2017 that netted just under $17 million and strategically positioned the Company for future growth and expansion.

Earnings Summary

Interest Income

Interest income for the fourth quarter of 2017 was a record $3.5 million, a 21.1% increase from $2.9 million for the fourth quarter of 2016. The $606,000 increase was driven by higher average loan balances as the Company reported average loans of $251.7 million for the fourth quarter of 2017 compared to $226.8 million for the fourth quarter of 2016. Average balances of mortgage loans held for sale, securities, and other interest earning assets also increased quarter over quarter. In addition, average yields on loans, securities, and other interest earning assets increased quarter over quarter, thereby contributing to the increase in interest income.

For the year ended December 31, 2017, interest income increased 20.2% to $13.0 million compared to $10.8 million for the prior year. The increase in interest income for the year was also driven by higher average loan balances as the Company reported average loans of $240.9 million for the year ended December 31, 2017 compared to $211.7 million for the year ended December 31, 2016. Higher yields across all categories of interest earning assets also contributed to the increase in interest income.

Interest Expense

Compared to the same periods a year ago, interest expense increased 52.4%, or $121,000, for the quarter ended December 31, 2017, and 42.3%, or $351,000, for the year ended December 31, 2017. The increases were mostly due to higher average balances of interest-bearing deposits which increased 12.2% to $228.4 million for the quarter ended December 31, 2017 and 16.6% to $220.0 million for the year ended December 31, 2017, when compared to the same periods a year ago. In addition, the average rate paid on deposits increased 17 basis points quarter over quarter and 10 basis points year over year.

Provision for Loan Losses

The provision for loan losses was $69,000 for the quarter and $256,000 for the year ended December 31, 2017, compared to $12,000 and $424,000 for the same periods a year ago. Comparing the fourth quarter of 2017 to the fourth quarter of 2016, the increase in the provision is primarily attributed to higher funded loan growth during the fourth quarter of 2017, as compared to the fourth quarter of 2016. The decrease in the provision year over year is primarily attributable to the following three factors. First, there was higher funded loan growth in 2016 compared to 2017. Second, the Company has observed continued declines in peer loss rates which are used to calculate qualitative adjustments to its historical loss factors. Finally, the Company itself continues to experience improving credit quality trends

Net Interest Margin

The net interest margin was 3.70% for the quarter ended December 31, 2017, compared to 3.68% for the same period in 2016. The slight increase was largely due to the growth in the loan and investment portfolio and higher yields.

The net interest margin was 3.68% for the year ended December 31, 2017, compared to 3.74% for the year ended December 31, 2016. Despite higher yields across all categories of interest earning assets, a change in the interest-earning assets mix resulted in the overall yield on interest-earning assets staying the same at 4.05%. This coupled with higher interest expense led to the 6 basis point decrease in the net interest margin year over year.

Noninterest Income

For the quarter and year ended December 31, 2017, noninterest income increased $23,000, or 4.9%, and $343,000, or 21.0%, respectively, from the same periods a year ago. Higher mortgage banking activity continues to drive the growth in noninterest income, with higher service charges and fees on deposit accounts and higher ATM/debit card fee income also contributing.

Noninterest Expense

Noninterest expense increased 10.0%, or $209,000, for the quarter and 15.9%, or $1.2 million, for the year ended December 31, 2017, compared to the same periods a year ago. In both periods, the primary expense drivers are higher salaries and employee benefits. The Bank has continued to add additional personnel as it positions itself for organic growth and possible expansionary activities. Full-time equivalent employees increased from 64 at December 31, 2016 to 71 at December 31, 2017. For the quarter ended December 31, 2017, the 17.5%, or $197,000, growth in salaries and employee benefits was partially offset by a $63,000, or 22.3%, decrease in occupancy and equipment expense.

Income Taxes

The provision for income taxes increased $194,000 for the quarter and $518,000 for the year ended December 31, 2017, compared to the same periods a year ago. Higher earnings before income taxes in both periods resulted in higher income taxes. Also, as previously discussed, the Act which reduced the corporate income tax from 34% to 21%, triggered a revaluation of the deferred tax asset position, causing a one-time non-cash charge of $155,000 to income tax expense. Going forward, the reduction in the corporate income tax rate is expected to benefit the Company.

Balance Sheet

As of December 31, 2017, the Company had grown to $347.2 million in total assets, $298.3 million in deposits, and $250.3 million in portfolio net loans. This compares to $303.9 million in total assets, $275.3 million in deposits, and $222.8 million in portfolio net loans as of December 31, 2016.

Loan growth was strong in 2017 across all sectors, with the exception of commercial loans which experienced a higher level of pay-offs in 2017 and decreased $2.3 million, or 5.0%. The composition of the Bank’s loan portfolio was as follows on the indicated dates:

Prime Meridian Holding Company and Subsidiary

Loans by Class

(Dollars in thousands)

	December 31, 2017		December 31, 2016
	(unaudited)
	Amount	% of Total	Amount	% of Total
Commercial real estate	$79,565	31.5%	$65,805	29.2%
Residential real estate and home equity	94,824	37.4%	88,883	39.4%
Construction	26,813	10.6%	19,991	8.9%
Commercial	44,027	17.4%	46,340	20.6%
Consumer	7,742	3.1%	4,275	1.9%

Total Loans	252,971	100.0%	225,294	100.0%

Net deferred loan costs	424		350
Allowance for loan losses	(3,136)		(2,876)

Loans, net	$250,259		$222,768

Total stockholders’ equity was $47.0 million, or 13.5% of total assets at December 31, 2017, compared to $27.1 million, or 8.9% of total assets, at December 31, 2016. Book value per share increased from $13.51 at December 31, 2016 to $15.06 at December 31, 2017, with 3,118,977 common shares outstanding. Equity capital increased in 2017 due primarily to a $2.7 million increase in retained earnings and a second quarter capital raise that netted the Company just under $17 million. As of December 31, 2017, the Bank was considered to be “well capitalized” with a Tier 1 Leverage Capital Ratio of 9.47%, a 12.78% Common Equity Tier 1 Risk-Based Capital Ratio, a 12.78% Tier 1 Risk-Based Capital Ratio, and a 13.99% Total Risk-Based Capital Ratio.

Asset Quality

Loans totaling $134,000 were deemed to be impaired under the Bank’s policy at December 31, 2017, while loans totaling $811,000 were deemed to be impaired under the Bank’s policy at December 31, 2016. At December 31, 2017, the Bank had two non-accruing loans in the aggregate amount of $134,000 compared to four non-accruing loans totaling $811,000 at December 31, 2016. Net recoveries totaled $4,000 for the year ended December 31, 2017, compared to $21,000 in net charge-offs for the year ended December 31, 2016.

Management believes that the allowance for loan losses which was $3.1 million, or 1.24% of gross loans, at December 31, 2017 is adequate.

About Prime Meridian Holding Company

Headquartered in Tallahassee, Florida, Prime Meridian Holding Company offers a broad range of banking services through its wholly owned subsidiary, Prime Meridian Bank, a Florida state- chartered non-member bank. Founded in 2008, the Bank serves its primary market of the Tallahassee Metropolitan Statistical Area, but also serves clients in the North Florida and South Georgia markets. The Bank currently has three office locations, two in Tallahassee, and a third branch in Crawfordville, Florida. As of December 31, 2017, the consolidated Company had 71 full-time equivalent employees. For more information about Prime Meridian Holding Company, please visit our website at www.primemeridianbank.com.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. Words such as “may,” “could,” “should,” “would,” “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “is confident that,” and similar expressions are intended to identify these forward-looking statements. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiary or on the Company’s current plans, estimates, and expectations. These forward-looking statements involve risk and uncertainty and a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in these forward-looking statements. Factors that could have a material adverse effect on our operations and the operations of our subsidiary, Prime Meridian Bank, include, but are not limited to various risks, uncertainties, and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy, and liquidity. These factors should not be construed as exhaustive. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and other reports and statements the Company has filed with Securities and Exchange Commission which are available at the SEC’s website (www.sec.gov). We do not have a policy of updating or revising forward-looking statements except as otherwise required by law, and silence by management over time should not be construed to mean that actual events are occurring as estimated in such forward-looking statements.

Tables Follow

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Statement of Earnings

	Three Months Ended		Year Ended
	December 31,		December 31,
	unaudited		unaudited	audited
(in thousands, except per share amounts)	2017	2016	2017	2016
Interest income:
Loans	$3,091	$2,662	$11,589	$9,956
Securities	274	162	983	700
Other	108	43	379	117

Total interest income	3,473	2,867	12,951	10,773

Interest expense:
Deposits	352	231	1,181	829
Other borrowings	—	—	—	1

Total interest expense	352	231	1,181	830

Net interest income	3,121	2,636	11,770	9,943
Provision for loan losses	69	12	256	424

Net interest income after provision for loan losses	3,052	2,624	11,514	9,519

Non-interest income:
Service charges and fees on deposit accounts	81	76	322	250
Mortgage banking revenue	312	298	1,255	935
Income from bank-owned life insurance	11	12	46	49
(Loss) gain on sale of securities available for sale	—	—	(1)	102
Other income	93	88	351	294

Total non-interest income	497	474	1,973	1,630

Non-interest expense:
Salaries and employee benefits	1,322	1,125	5,056	4,131
Occupancy and equipment	220	283	947	907
Professional fees	71	61	306	346
Advertising	134	126	574	487
FDIC/State assessment	35	50	158	152
Software maintenance, amortization and other	141	126	535	501
Other	382	325	1,359	1,188

Total non-interest expense	2,305	2,096	8,935	7,712

Earnings before income taxes	1,244	1,002	4,552	3,437
Income taxes	550	356	1,735	1,217

Net earnings	$694	$646	$2,817	$2,220

Earnings per common share:
Basic	$0.21	$0.33	$1.04	$1.12
Diluted	0.21	0.32	1.04	1.11
Cash dividends per common share(1)	—	—	0.07	0.05

(1)	Annual cash dividends were paid during the first quarters of 2016 and 2017

Condensed Consolidated Statements of Earnings (Unaudited)

(dollars in thousands except per share data)

	Q4’17	Q3’17	Q2’17	Q1’17	Q4’16
Interest income:
Loans	$3,091	$3,025	$2,838	$2,635	$2,662
Securities	274	252	248	209	162
Other	108	114	88	69	43

Total interest income	3,473	3,391	3,174	2,913	2,867

Interest Expense:
Deposits	352	326	256	247	231
Other borrowings	—	—	—	—	—

Total interest expense	352	326	256	247	231

Net interest income	3,121	3,065	2,918	2,666	2,636
Provision for loan losses	69	32	120	35	12

Net interest income after provision for loan losses	3,052	3,033	2,798	2,631	2,624

Non-interest income:
Service charges and fees on deposit accounts	81	80	81	80	76
Mortgage banking revenue	312	275	417	251	298
Income from bank-owned life insurance	11	12	11	12	12
Loss on sale of securities available for sale	—	—	—	(1)	—
Other income	93	88	89	81	88

Total non-interest income	497	455	598	423	474

Non-interest expense:
Salaries and employee benefits	1,322	1,248	1,239	1,247	1,125
Occupancy and equipment	220	247	233	247	283
Professional fees	71	90	82	63	61
Advertising	134	129	157	154	126
FDIC / State Assessment	35	35	42	46	50
Software Maintenance, amortization and other	141	132	133	129	126
Other	382	321	333	323	325

Total non-interest expense	2,305	2,202	2,219	2,209	2,096

Earnings before income taxes	1,244	1,286	1,177	845	1,002
Income taxes	550	464	412	309	356

Net earnings	$694	$822	$765	$536	$646

Basic earnings per share	$0.21	$0.26	$0.30	$0.27	$0.33

Diluted earnings per share	$0.21	$0.26	$0.30	$0.27	$0.32

Prime Meridian Holding Company and Subsidiary

Condensed Consolidated Balance Sheets

(in thousands)

	December 31, 2017	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Assets
Cash & cash equivalents	32,397	$34,323	$40,789	$35,200	$36,165
Securities available for sale	49,809	48,744	43,670	42,950	33,103
Loans, held for sale	5,880	7,459	3,803	2,695	3,291
Loans, net	250,259	245,160	242,149	225,742	222,768
Federal Home Loan Bank stock	316	316	274	274	220
Premises & equipment, net	4,872	4,935	5,012	5,091	4,929
Accrued interest receivable	978	875	818	782	798
Bank owned life insurance	1,757	1,746	1,734	1,723	1,711
Other assets	912	983	1,016	1,072	956

Total Assets	$347,180	$344,541	$339,265	$315,529	$303,941

Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	76,216	70,704	74,185	69,244	61,856
Savings, NOW and money-market deposits	200,027	203,131	196,786	196,897	192,768
Time deposits	22,054	22,879	21,242	20,108	20,723

Total Deposits	298,297	296,714	292,213	286,249	275,347
Federal Home Loan Bank advance	—	—	—	—	—
Official checks	1,146	566	898	838	632
Other liabilities	764	934	689	880	880

Total Liabilities	300,207	298,214	293,800	287,967	276,859

Total Stockholders’ Equity	46,973	46,327	45,465	27,562	27,082

Total Liabilities and Stockholders’ Equity	$347,180	$344,541	$339,265	$315,529	$303,941

Prime Meridian Holding Company and Subsidiary

Financial Highlights (Unaudited)

	Q4’17	Q3’17	Q2’17	Q1’17	Q4’16
Per Share Data:
Earnings per share - Basic	$0.21	$0.26	$0.30	$0.27	$0.33
Earnings per share - Diluted	0.21	0.26	0.30	0.27	0.32
Book value per share	15.06	14.94	14.67	13.74	13.51

Selected Performance Ratios and Other Data:
Return on average assets(1)	0.80%	0.95%	0.94%	0.70%	0.87%
Return on average equity(1)	5.97	7.17	8.21	7.88	9.62
Average yield on earning assets	4.12	4.08	4.05	3.94	4.00
Net interest margin	3.70	3.68	3.73	3.60	3.68
Efficiency ratio(2)	63.71	62.56	63.11	71.51	67.40

Asset Quality Data:
Nonaccrual loans	$134,000	$60,000	$137,000	$805,000	$811,000
Total nonperforming assets	134,000	60,000	137,000	805,000	811,000
Nonpeforming assets/total assets	0.04%	0.02%	0.04%	0.26%	0.27%

Regulatory Capital Ratios:
Tier 1 Leverage Capital Ratio	9.47%	9.38%	9.67%	8.65%	8.73%
Common Equity Tier I Capital Ratio	12.78	12.76	12.61	11.54	11.70
Tier I Risk Based Capital Ratio	12.78	12.76	12.61	11.54	11.70
Total Capital Ratio	13.99	13.97	13.82	12.79	12.95

[1]	ROAA and ROAE are annualized
[2]	Efficiency Ratio represents non-interest expense divided by the sum of net interest income plus non-interest income.

CONTACT:	Randy Guemple, Chief Financial Officer
(850) 907-2301
Prime Meridian Holding Company
Website: www.primemeridianbank.com